UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2023

KINTARA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-37823	99-0360497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9920 Pacific Heights Blvd, Suite 150

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 350-4364

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KTRA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Financial Officer

On May 30, 2023, Scott Praill resigned from his position as Chief Financial Officer of Kintara Therapeutics, Inc. (the “Company”), effective May 31, 2023. In connection with Mr. Praill’s resignation, on June 1, 2023, the Company’s Board of Directors (the “Board”) appointed Robert E. Hoffman, the current President, Chief Executive Officer, and Chairman of the Board of the Company, to succeed Mr. Praill as the Company’s interim Chief Financial Officer. Mr. Hoffman will continue his duties as President, Chief Executive Officer, and Chairman of the Board.

Robert E. Hoffman, age 57, has served as a director of the Company since April 2018, as the Company’s Chairman of the Board since June 2018, and as the Company’s Chief Executive Officer and President since November 2021. He has served as a member of board of directors of ASLAN Pharmaceuticals, Inc., a publicly-held, clinical-stage immunology focused biopharmaceutical company, since October 2018, and as a member of the board of directors of FibroGenesis, a clinical-stage regenerative medicine company, since April 2021. He has also served as a member of board of directors, on the Audit Committee, and on the Human Resources and Compensation Committee of Antibe Therapeutics Inc. (“Antibe”), a publicly-held clinical-stage biotechnology company, since November 2020, and as Chairman of Antibe’s board of directors since May 2022. Mr. Hoffman served as Senior Vice President and Chief Financial Officer of Heron Therapeutics, Inc., a publicly-held pharmaceutical company, from April 2017 to October 2020. From July 2015 to September 2016, Mr. Hoffman served as Chief Financial Officer of AnaptysBio, Inc., a publicly-held biotechnology company. From June 2012 to July 2015, Mr. Hoffman served as the Senior Vice President, Finance and Chief Financial Officer of Arena Pharmaceuticals, Inc. (“Arena”), a biopharmaceutical company, prior to its acquisition by Pfizer Inc. in March 2022. From August 2011 to June 2012 and previously from December 2005 to March 2011, he served as Arena’s Vice President, Finance and Chief Financial Officer and in a number of various roles of increasing responsibility from 1997 to December 2005. Mr. Hoffman formerly served as a member of the board of directors of Saniona AB, a biopharmaceutical company, from September 2021 to May 2022, and as a member of the board of directors of Kura Oncology, Inc., a cancer research company, from March 2015 to August 2021.He also previously served as a member of the board of directors of CombiMatrix Corporation, a molecular diagnostics company, MabVax Therapeutics Holdings, Inc., a biopharmaceutical company, and Aravive, Inc., a clinical stage biotechnology company. Mr. Hoffman serves as a member of the steering committee of the Association of Bioscience Financial Officers. Mr. Hoffman formerly served as a director and President of the San Diego Chapter of Financial Executives International and was an advisor to the Financial Accounting Standard Board (FASB) for 10 years (2010 to 2020) advising the United States accounting rulemaking organization on emerging issues and new financial guidance. Mr. Hoffman holds a B.B.A. from St. Bonaventure University.

Mr. Praill will continue as a consultant to the Company, in which Mr. Praill will provide advisory services to the Company for two months on a part-time basis for a fee of $5,000 per month.

Salary Reduction

As the Company previously reported in a Current Report on Form 8-K, filed November 12, 2021, Mr. Hoffman and the Company are parties to a certain Executive Employment Agreement dated November 8, 2021 (the “Hoffman Employment Agreement”). The Hoffman Employment Agreement continues to govern Mr. Hoffman’s employment with the Company. On June 1, 2023, Mr. Hoffman agreed to reduce his base salary by $60,000 indefinitely, effective June 1, 2023. Mr. Hoffman agreed to take the salary reduction as part of a focus on lowering Company costs. The salary reduction will not otherwise modify any Company employee benefits or other rights provided to Mr. Hoffman under the Hoffman Employment Agreement that are determined by reference to his base salary.

Equity Grant

In light of Mr. Hoffman’s appointment as Chief Financial Officer and his salary reduction, on June 1, 2023, the Board approved a grant of 59,800 restricted stock units to Mr. Hoffman under the Company’s 2017 Omnibus Equity Incentive Plan, as amended. The restricted stock units will vest in full on June 1, 2024.

Item 8.01 Other Events.

The Company estimates that the results of the Company’s Global Coalition for Adaptive Research (“GCAR”) GBM Adaptive Global Innovative Learning Environment (“AGILE”) international registrational Phase 2/3 clinical study for VAL-083 (the “GBM AGILE Study”) should occur prior to the end of the fourth quarter of calendar 2023. As a result of certain expense reductions, including Mr. Hoffman’s salary reduction and the elimination of Mr. Praill’s salary, the Company has extended its projections for its calendar year cash runway through the date of the anticipated data readout.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINTARA THERAPEUTICS, INC.

Date: June 2, 2023	By:	/s/ Robert E. Hoffman
Name: Robert E. Hoffman
Title: Chief Executive Officer